Exhibit 99.2

Darden Restaurants, Inc. Announces Retirement of Board Chairman

ORLANDO, Fla., (June 22, 2023) – Darden Restaurants, Inc. (NYSE: DRI) (“Darden” and “the Company”) and Eugene I. Lee, Jr., Chairman of the Board of Directors of the Company, today announced that Mr. Lee has decided not to stand for reelection at the Company’s 2023 Annual Meeting. Following the annual meeting, the Board will be comprised of nine members.

“Serving as Darden’s CEO and as a member and Chairman of the Board of Directors has been an honor,” said Mr. Lee. “I am proud of what we have accomplished and believe that Darden is well-positioned to continue to grow and prosper for years to come.”

Darden Chief Executive Officer, Rick Cardenas, stated, “Gene is an extraordinary leader and has been a source of support and counsel during this past year. His impact on Darden and the restaurant industry cannot be overstated and lives on in the thousands of restaurant leaders he has mentored during his long and successful career. On behalf of Darden’s 190,000 team members, I want to extend our sincere gratitude to Gene for his leadership and vision. We wish him well as he begins this next chapter.”

About Darden
Darden is a restaurant company featuring a portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Yard House, Ruth’s Chris Steak House, Cheddar's Scratch Kitchen, The Capital Grille, Seasons 52, Eddie V’s and Bahama Breeze. For more information, please visit www.darden.com.

Darden Contacts:
(Analysts) Kevin Kalicak, (407) 245-5870; (Media) Rich Jeffers, (407) 245-4189